UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2019

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Sidney Street, Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 11, 2019, Agios Pharmaceuticals, Inc. (the “Company”) entered into a lease (the “38 Sidney Lease”) with Thirty-Eight Sidney Street LLC (the “Landlord”), pursuant to which the Company will lease approximately 13,000 square feet of office space located at 38 Sidney Street, Cambridge, Massachusetts (the “New Premises”). The date on which the Company will become responsible for paying rent under the 38 Sidney Lease (the “Rent Commencement Date”) will be the earlier of 120 days following the Commencement Date (estimated to be May 1, 2019) or the date upon which the Company first begins conducting business at the New Premises. The initial term of the 38 Sidney Lease will commence on the Commencement Date and expire on February 29, 2028, unless sooner terminated. The 38 Sidney Lease also provides for a tenant improvement allowance of approximately $975,000 for improvements to be made to the New Premises, an option for the Company to extend the Lease for two consecutive five-year periods at fair market rent, as defined in the 38 Sidney Lease, as well as certain rights with respect to leasing additional space at the 38 Sidney Street building, as more particularly described in the Lease. The Company’s monthly base rent for the New Premises will start at approximately $76,000 commencing on the Rent Commencement Date and will increase on an annual basis up to a maximum monthly base rent of approximately $96,000.

In connection with the 38 Sidney Lease, on April 11, 2019, the Company entered into a Fourth Amendment to Lease (the “Fourth 88 Sidney Lease Amendment”) with Forest City 88 Sidney Street, LLC (the “88 Sidney Landlord”). The Fourth 88 Sidney Lease Amendment amends certain terms of the Company’s existing lease with the 88 Sidney Landlord, dated September 15, 2014 and as amended on November 21, 2014, July 20, 2015 and November 17, 2017 (the “Existing 88 Sidney Lease”), pursuant to which the Company leases office space located at 88 Sidney Street, Cambridge, Massachusetts (the “88 Sidney Premises”). The Fourth 88 Sidney Lease Amendment, which is effective as of April 11, 2019, extends the initial term of the Existing 88 Sidney Lease, by approximately three years through February 29, 2028, so that it is coterminous with the 38 Sidney Lease described above. The Company’s extension options under the Existing 88 Sidney Lease shall continue as set forth in the Existing 88 Sidney Lease, and monthly base rent for the 88 Sidney Premises will increase from approximately $1.2 million at the original expiration date to approximately $1.3 million at the modified expiration date.

Also in connection with the 38 Sidney Lease, on April 11, 2019, the Company entered into a Third Amendment to Lease (the “Third 64 Sidney Lease Amendment”) with UP 64 Sidney Street, LLC (the “64 Sidney Landlord”). The Third 64 Sidney Lease Amendment amends certain terms of the Company’s existing lease with the 64 Sidney Landlord, dated November 17, 2017, 2014 and as amended on April 11, 2018 and December 14, 2018 (the “Existing 64 Sidney Lease”), pursuant to which the Company leases approximately 42,500 square feet of office space located at 64 Sidney Street, Cambridge, Massachusetts (the “64 Sidney Premises”). The Third 64 Sidney Lease Amendment, which is effective as of April 11, 2019, extends the initial term of the Existing 64 Sidney Lease, by approximately three years through February 29, 2028, so that it is coterminous with the 38 Sidney Lease described above, and provides the Company with additional rights with respect to leasing additional space at the 64 Sidney Street building, as more particularly described in the Third 64 Sidney Lease Amendment. The Company’s extension options shall continue as set forth in the Existing 64 Sidney Lease, and monthly base rent for the 64 Sidney Premises will increase from approximately $313,000 at the original expiration date to approximately $350,000 at the modified expiration date.

The foregoing description is a summary of certain terms of the 38 Sidney Lease, the Fourth 88 Sidney Lease Amendment and the Third 64 Sidney Lease Amendment, and, by its nature, is incomplete. It is qualified in its entirety by the text of the 38 Sidney Lease, the Fourth 88 Sidney Lease Amendment and the Third 64 Sidney Lease Amendment, copies of which will be filed with the exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The descriptions of the 38 Sidney Lease, the Fourth 88 Sidney Lease Amendment and the Third 64 Sidney Lease Amendment in “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K are incorporated by reference in their entirety into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.

Date: April 16, 2019	By:	/s/ Jacqualyn A. Fouse
Jacqualyn A. Fouse, Ph.D. Chief Executive Officer